Constitution Mining Corporation announces proposal to reincorporate in Delaware; hiring of R.F. Lafferty & Co. Inc. of New York

Lima, Peru – September 10, 2009 - Constitution Mining Corp. (CMIN.OB)

Announces that today the Company has mailed to its stockholders a Notice of Special Meeting of Stockholders to be held October 21, 2009 for the purpose of approving an Agreement and Plan of Merger pursuant to which Constitution Mining will reincorporate from the State of Nevada to the State of Delaware.  Stockholders of record of the Company at the close of business on September 1, 2009 are entitled to notice of, and to vote at, this special meeting and any adjournment or postponement. Stockholders prompt return of proxies will save the Company the expense of further requests for proxies.

The Board of Directors of the Company has approved, subject to stockholder approval, the Agreement and Plan of Merger pursuant to which the Company will reincorporate from the State of Nevada to the State of Delaware.  If the Company’s stockholders approve the reincorporation in Delaware, Constitution Mining will accomplish the reincorporation by domesticating in Delaware as provided in the Delaware General Corporation Law (the "DGCL") and the Nevada Revised Statutes (the "NRS").  As part of the reincorporation, the Company will merge with and into its currently wholly-owned subsidiary, Constitution Mining Corp., a Delaware corporation (“Constitution Mining Delaware”).

The Company’s common stock is currently quoted on the OTC Bulletin Board.  If the reincorporation merger is approved by the stockholders, after the reincorporation, the Company will continue to be a publicly-held company and the shares of the common stock of Constitution Mining Delaware will also be quoted on the OTC Bulletin Board.  The reincorporation will not change the respective positions under federal securities laws of the Company or its stockholders.

The Board of Directors believes that the reincorporation of the Company from the State of Nevada to the State of Delaware will benefit the Company and its stockholders and, in the opinion of the Board of Directors and the Company, will provide the Company with the greater flexibility afforded by Delaware General Corporate Law.  Based on publicly available data, over half of publicly-traded corporations in the United States and sixty percent of the Fortune 500 companies are incorporated in Delaware.

Dr. Michael Stocker, CEO and Chairman of the Board of Directors of Constitution Mining, stated, “We believe that the reincorporation to Delaware will open up additional avenues not currently available.  In particular, upon successful ratification of the proposal by shareholders, we intend to commence the process of seeking a listing for Constitution Mining on more senior stock exchanges, in addition to its current Frankfurt stock exchange listings.  We believe that Delaware provides us with the necessary domicile to allow for a much smoother application process.”

Dr. Stocker also announced today that Constitution Mining has retained a leading investment banking firm, R.F. Lafferty & Co. Inc., to assist the Company.

Mr. Henry Hackel, President of R.F.Lafferty & Co., Inc. commented, “We are truly excited about the opportunity to work with Constitution Mining.  We look forward to a long and beneficial relationship with the Company. Having experience working with junior mining companies, we feel we can greatly assist the Company.

Dr. Stocker commented, “Looking forward, ideally our goal is to be listed on senior stock exchanges in both the U.S. and Canada by the end of the second quarter of 2010.  We believe those listings, combined with our Frankfurt, Germany listing, would position Constitution Mining well to access the global financial markets as our ongoing Gold Sands exploration and development efforts require it.

About R.F. Lafferty & Co., Inc.

Founded in 1946, R.F. Lafferty & Co. is a leading, boutique securities firm and investment bank.  Lafferty provides clients with a wide range of services, including financial advisory, retail and institutional brokerage, asset management and investment banking services.  Headquartered in New York, the firm specializes in serving small and mid-sized companies and their investors.  For more information, please visit www.rflafferty.com.

About Constitution Mining Corp.

The goal of Constitution Mining Corp. is to locate a commercially viable gold deposit and to continuously increase the amount of gold underlying each of our outstanding shares.  To build such value, we are focusing on the rapidly developing Gold Sands region of Peru, where we have optioned 382 square kilometers (147.5 square miles) of mining properties - the largest such block in the district.

The Gold Sands of Peru were laid down by eons of alluvial erosion.  For millions of years, the waters of the Santiago and the Maranon rivers have been carving their way through the gold-rich mountain canyons of the Andes, carrying off vast amounts of gold and depositing much of the treasure in loose gravels and sands - Gold Sands - below the Manseriche gorge in Northeastern Peru.  There the rivers reach a broad flood plain, slow to a crawl and release their cargo.

Historical drilling and sampling data from more than 500 test holes in a 1000 hectare area known as the “Discovery Area” located on Constitution Mining's properties in Peru indicates the presence of what we believe is significant alluvial gold in the region.  We have designed programs to confirm the accuracy of this historical data with the intent of capturing the profit potential of the area by applying recently enhanced mining technologies that are especially well suited to low-density, near-surface deposits.  These green-mining technologies are energy-efficient and environmentally friendly -- features that support their profitable use. The implementation of these programs requires that the Company secure additional financing.

Further information about Constitution Mining Corp may be found at www.ConstitutionMining.com.

On behalf of the Board:

Dr. Willem Fuchter, CEO
Constitution Mining Corp.

Investor Inquiries
Toll Free: 888-475-0070
Direct Dial: 646-755-3352
Email: Info@ConstitutionMining.com

Disclaimer
This release contains forward-looking statements that are based on the beliefs of Constitution Mining Corp. management and reflect Constitution Mining Corp. current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. When used in this release, the words "estimate, "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements. Such statements reflect the current views of Constitution Mining Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements. The information contained in this press release is historical in nature, has not been updated, and is current only to the date indicated in this press release. This information may no longer be accurate and therefore you should not rely on the information contained in this press release. To the extent permitted by law, Constitution Mining Corp. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission.